Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces Annual and Quarterly Operating Results
SAN FRANCISCO, February 18, 2021 — The Federal Home Loan Bank of San Francisco (Bank) today announced its 2020 operating results. Net income for 2020 was $335 million, compared with net income of $327 million for 2019. Net income for the fourth quarter of 2020 was $94 million, compared with net income of $113 million for the fourth quarter of 2019.
The increase in net income of $8 million for the year ended December 31, 2020, primarily reflected an increase in other income of $38 million and a decrease in other expense of $22 million, which were offset by a decrease in net interest income of $26 million and an increase in provision for credit losses of $26 million.
The $38 million increase in other income primarily reflected the Bank’s receipt of $85 million in disgorgement proceeds in connection with a Securities and Exchange Commission enforcement action in the third quarter of 2020, which was partially offset by an increase in net fair value losses associated with derivatives and financial instruments carried at fair value. The $22 million decrease in other expense primarily reflected a decrease of $15 million in expense associated with voluntary charitable contributions to the Quality Jobs Fund and a reduction in operating expense of $9 million that was primarily related to higher expenses associated with the relocation of the Bank’s premises during the second quarter of 2019.
Net interest income in 2020 decreased by $26 million, which primarily reflected a lower interest rate environment and lower average balances of interest-earning assets, partially offset by an increase in prepayment fees on advances of $30 million and a decrease in dividends paid on mandatory redeemable capital stock (classified as interest expense) of $9 million. The 2020 provision for credit losses increased by $26 million and was primarily associated with certain private-label residential mortgage-backed securities (PLRMBS) classified as available-for-sale (AFS).
For the fourth quarter of 2020, net income was $94 million, a decrease of $19 million relative to the prior year period. The decrease primarily reflected an increase in net fair value losses associated with derivatives and financial instruments carried at fair value recorded in other income and a decrease of $16 million in net fair value gains on designated fair value hedges. These reductions to net income were partially offset by an increase in prepayment fees on advances of $16 million, and a reversal of credit losses of $4 million for the fourth quarter of 2020 that was primarily associated with certain PLRMBS classified as AFS.
At December 31, 2020, total assets were $68.6 billion, a decrease of $38.2 billion from $106.8 billion at December 31, 2019. Total advances decreased $34.4 billion, to $31.0 billion at December 31, 2020, from $65.4 billion at December 31, 2019. The decrease in advances primarily reflected reduced member liquidity needs related to the impact of the COVID-19 pandemic on the economy and on our members. In addition, investments decreased $2.4 billion, to $35.2 billion at December 31, 2020, from $37.6 billion at December 31, 2019. The decrease in investments primarily reflected a decrease in mortgage-backed securities, Federal funds sold, and interest-bearing deposits, partially offset by an increase in U.S. Treasury securities.
Accumulated other comprehensive income/(loss) (AOCI) decreased by $44 million during 2020, to $230 million at December 31, 2020, from $274 million at December 31, 2019. The decrease in AOCI during 2020 primarily reflected lower fair values of PLRMBS classified as AFS.
As of December 31, 2020, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 8.7%, exceeding the 4.0% requirement. The Bank had $6.0 billion in permanent capital, exceeding its risk-based capital requirement of $1.4 billion. Total retained earnings as of December 31, 2020, were $3.7 billion.
Today, the Bank’s Board of Directors declared a quarterly cash dividend on the capital stock outstanding during the fourth quarter of 2020 at an annualized rate of 5.00%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend at a rate between 5% and 7% annualized. The quarterly dividend will total $30 million. The Bank expects to pay the dividend on March 18, 2021. As a result of the COVID-19 pandemic and the measures taken to contain the spread of the virus, U.S. and global economies face great challenges and ongoing uncertainty. To preserve capital in this uncertain environment, the Bank’s Board of Directors has decided to pay a quarterly dividend rate at the low end of the range stated in the Bank's dividend philosophy.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Dec. 31, 2020	Dec. 31, 2019
Total Assets	$68,634	$106,842
Advances	30,976	65,374
Mortgage Loans Held for Portfolio, Net	1,935	3,314
Investments, Net[1]	35,228	37,637
Consolidated Obligations:
Bonds	44,408	71,372
Discount Notes	16,213	27,376
Mandatorily Redeemable Capital Stock	2	138
Capital Stock – Class B – Putable	2,284	3,000
Unrestricted Retained Earnings	2,919	2,754
Restricted Retained Earnings	761	713
Accumulated Other Comprehensive Income/(Loss)	230	274
Total Capital	6,194	6,741

Selected Other Data at Period End	Dec. 31, 2020	Dec. 31, 2019
Regulatory Capital Ratio[2]	8.69%	6.18%

	Three Months Ended		Twelve Months Ended
Selected Operating Results for the Period	Dec. 31, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019
Net Interest Income	$167	$165	$505	$531
Provision for/(Reversal of) Credit Losses	(4)	—	26	—
Other Income/(Loss)	(20)	10	59	21
Other Expense	46	49	165	187
Affordable Housing Program Assessment	11	13	38	38
Net Income/(Loss)	$94	$113	$335	$327

	Three Months Ended		Twelve Months Ended
Selected Other Data for the Period	Dec. 31, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019
Net Interest Margin[3]	0.94%	0.63%	0.54%	0.50%
Operating Expenses as a Percent of Average Assets	0.23	0.17	0.16	0.15
Return on Average Assets	0.52	0.43	0.36	0.31
Return on Average Equity	6.04	6.82	5.32	4.92
Annualized Dividend Rate[4]	5.00	7.00	5.53	7.00
Average Equity to Average Assets Ratio	8.65	6.37	6.69	6.21

1.    Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.
2.    This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability) but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of December 31, 2020, was $6.0 billion.
3.    Net interest margin is net interest income (annualized) divided by average interest-earning assets.
4.    Cash dividend declared, recorded, and paid during the period, on the capital stock outstanding during the previous quarter.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions–foster homeownership, expand access to quality housing, seed or sustain small businesses, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; future operating results; allowance for credit losses; and the impact of the COVID-19 pandemic. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Mary Long, (415) 616-2556
longm@fhlbsf.com